Exhibit 99.1

NEXGEL Appoints Brian Kieser and Kevin Harris from New Strategic Partner, Sequence LifeScience™, to Board of Directors

Sequence LifeScienceTM Led Financing to Close on Acquisition of Celularity with Strategic Investment of $5.5 Million

LANGHORNE, Pa. – May 6, 2026 — NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced the appointment of Brian J. Kieser, CPA, and Kevin Harris, CFA, to the Board of Directors. Mr. Kieser is currently the CEO and Mr. Harris is the COO of Sequence LifeScienceTM, which recently led the financing to close on the acquisition of Celularity Inc.’s degenerative disease segment with a $5.5 million strategic investment.

Adam Levy, Chief Executive Officer of NEXGEL, stated, “Sequence LifeScienceTM has been a great partner in leading our financing round and supporting the closing of our milestone transaction. This marks a transformative moment for NEXGEL and on behalf of the rest of the board and senior management at the Company we welcome Brian and Kevin to our Board of Directors. We could not ask for better strategic partners. Brian and Kevin bring industry experience, product innovation, and a strong distribution system to help us grow and expand the potential of our new acquisition.”

“Kevin and I are honored to serve on NEXGEL’s Board of Directors at such an exciting time for the Company,” said Brian Kieser, CEO of Sequence LifeScienceTM. “We look forward to working closely with the leadership team to strengthen the partnership between our organizations, build on our shared vision, and support NEXGEL’s continued growth and innovation.”

About Brian J. Kieser, CPA

Brian J. Kieser the Founder and Chief Executive Officer of Fountainhead Biomedical Holdings, a San Antonio–based venture platform designed to create, scale, and commercialize next-generation medical technologies.

Through Fountainhead Biomedical Holdings, Mr. Kieser has assembled a vertically integrated ecosystem of companies focused on orthopedic medical devices, regenerative biologics, and advanced biomedical manufacturing. The platform includes Nvision Biomedical Technologies, Sequence LifeScience, and Lockhill Advanced Manufacturing Technologies—each purpose-built to solve critical challenges in surgery, tissue healing, and medical device production.

Prior to Fountainhead, Mr. Kieser held several financial and accounting leadership roles in industries including wholesale distribution, military government contracting, and healthcare, His work centers on developing vertically integrated innovation platforms that accelerate the path from concept to clinical adoption—reshaping how medical devices are designed, manufactured, and delivered to the physicians who depend on them.

Mr. Kieser holds 14 issued patents covering structural encoding technologies and methods used to uniquely identify implanted medical devices, advancing traceability, device intelligence, and safety within the medical device industry.

Mr. Kieser earned his BBA in Accounting from the University of Texas at El Paso and is a CPA licensed to practice in Texas.

About Kevin Harris, CFA

Kevin Harris is Chief Operating Officer of Fountainhead Biomedical Holdings, Inc., the parent company of Sequence Life Science, Inc., NVISION Biomedical Technologies, Inc., and Cadaver Lab SA, LLC. He is responsible for aligning strategic vision with operational execution to support growth, efficiency, and long-term organizational impact across Fountainhead’s portfolio.

Kevin brings more than 25 years of experience spanning asset management, capital markets, and private enterprise leadership. Over the course of his career, he has overseen more than $2 billion in assets for ultra-high-net-worth families and complex organizations.

Prior to joining Fountainhead, Kevin served as Partner and Chief Investment Officer of O’Reilly Development Company, LLC, where he led investment strategy for the O’Reilly Family Office, and also oversaw asset management and capital structuring efforts for a diversified commercial real estate portfolio valued at more than $500 million. Earlier, he was President and Chief Investment Officer of Texas Partners Bank’s Wealth Management Group, where he drove asset-under-management growth exceeding 40 percent annually during his tenure.

Kevin was also a co-founder of one of the 50 largest independent Registered Investment Advisory firms in the United States, providing investment and financial advisory services to multigenerational families with complex planning needs. Earlier in his career, he spent nearly a decade as Chief Investment Officer of the Wealth Management Division at Frost Bank, where he was an early adopter of private and alternative investments for private clients.

Kevin is a Chartered Financial Analyst (CFA) and holds a bachelor’s degree in accounting from The University of Texas at San Antonio. He was recognized as one of San Antonio’s “40 Under 40” business leaders and has been named a Five Star Wealth Manager. Kevin resides in San Antonio with his wife, Marisa, and their three children.

About NEXGEL, Inc.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

About Sequence Life Sciences

Sequence™ is a global life sciences company advancing healing through the ethical manufacturing and distribution of high-quality human tissue products. Our brand is built on decades of combined expertise in tissue banking, regenerative biologics, orthopedic innovation, and quality systems. Every product we manufacture reflects our commitment to the donors who made it possible and the patients who depend on it. www.sequencelifesci.com

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “potential,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “lends,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts.. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@KCSA.com